Exhibit 10.17

Employment Agreement
Republic of Singapore

[____Name____]

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Contents
Clause Number	Heading (NB, defined terms are set out in clause G5.3 on page 22 and following)	Page 4

A.	Commencement, term and ability to work Commencement and term Lawful authority to work Visas, work permits, Warranties relating to ability to perform duties and past employment Competency to carry out duties	4 4 4 4 5 5

B.	Performance of duties Location of employment Requirement to work in other locations and for others Assuming offices with Accenture and others Flexibility requirements General responsibilities General duties Conflicts of interest Requirement not to perform duties Change of title Reporting lines	6 6 6 6 6 6 6 7 8 8 8

C.	Conditions of employment Hours of work Compensation and benefits Payment of salary Reimbursement of business expenses Recovery of business expenses incorrectly reimbursed Holiday / vacation entitlement Payment of vacation entitlement on termination Public Holidays Parental leave Sick leave and fitness for work Insurances Equity Ownership Guidelines	8 8 8 9 9 10 10 10 10 10 10 10 11

D.	Working at Accenture Policies, practices and program Standards of conduct and behaviour Use of Accenture's facilities Data protection	11 11 11 11 13

E.	Business Protection Confidentiality Ownership of intellectual property Post-employment restrictions Authority	14 14 14 17 17

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F.	Termination of Employment Immediate termination by Accenture Payments on immediate termination Termination on notice by Accenture Resignation Payment in lieu of notice Work arrangements during notice period Commencing work with a third party Resignation from offices and payment of debts Suitable alternative employment Return of Accenture property, Confidential Information, etc	17 17 18 18 18 18 18 19 19 20 20

G.	General Provisions Entire agreement Enforcement Invalid or unenforceable provisions Governing law Interpretation Exercise of discretion Variation of this Agreement Understanding of Agreement	21 21 21 21 22 22 25 25 25

	Annexure A Compensation Summary 1. Career Level 2. Cash Compensation 3. Global Management Committee Equity Programs	26 26 26 26 26

	Annexure B Post-Employment Restrictions Definitions Restrained Activities Exceptions Injunctive relief and other remedies Severance Waiver of Restrictions Competitive Enterprises Extension of scope of protection to Affiliates and Related Entities	27 27 27 30 31 31 31 32 32 32

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Employment Agreement

Date	[_____Date_____]

Parties	Accenture Pte Ltd (Accenture) of 250 North Bridge Road, #33-00, Raffles City Tower, Singapore 179101

[_____Name _____]

The parties agree to the following terms and conditions:

(NB, defined terms are set out in clause G5.3 on page 22 and following)

A.	Commencement, term and ability to work
Commencement and term

A1.1
From [_____date_____] (Commencement Date) your employment with Accenture will be governed by the following terms and conditions and will continue until terminated by you or Accenture in accordance with this Agreement. You are appointed a Global Management Committee member. The term Global Management Committee member is for internal and external use. However, Accenture may direct you as to conditions on the use of this title, including through the issue of guidelines, policies and procedures from time to time.

A1.2
You acknowledge that, notwithstanding the title "Global Management Committee member”, nothing in this Agreement is intended to effect your appointment to the position of a statutory officer of Accenture or any Affiliate. Any such appointments shall be made separately, and you must not hold yourself out as a statutory director of Accenture by reason of clause A1.1 above.

A1.3
Your service for all purposes with Accenture will be treated as continuous from [_____date_____] with the exception of your eligibility for Singapore benefits which starts on your commencement date in Singapore.

Lawful authority to work

A2
You warrant that you have lawful authority to work in the Republic of Singapore and that you are not and will not be in breach of any legal obligation by entering into this Agreement or by performing your duties under this Agreement.

Visas, work permits, licences etc.

A3.1
Your employment with Accenture is at all times conditional upon you obtaining and retaining all necessary visas, work permits, licences, registrations, or memberships (Work Authorisation) to enable you to lawfully reside and work in the Republic of Singapore and fulfil the duties of your position. You are obliged to inform Accenture immediately of the termination, expiry or any variation of your Work Authorisation or of anything which could result in the termination, expiry or any variation of your current Work Authorisation.

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A3.2
Your employment with Accenture is at all times conditional upon you passing, to the satisfaction of Accenture, any previous employment and/or backgrounds checks Accenture requires you to undertake before or during your employment.

A3.3
You agree that you are under a duty to co-operate with any requests to undergo previous employment and background checks, whether made by Accenture, an Affiliate or a client or prospective client, which are deemed reasonably necessary by Accenture, subject to local legal requirements and Accenture policies. These background checks may include, but are not limited to, security checks, immigration status checks, criminal record checks, credit checks and relevant regulatory requirements applicable in the sector in which you, or Accenture, or any client for whom you undertake work, operate. You also agree that you are under a duty to co-operate in attending any interviews required by a client or prospective client before undertaking an assignment. You agree that, given the nature of Accenture's business, it is reasonable for Accenture to impose these duties. You also acknowledge that you may be asked, as a result of client requirements or other business reasons, to undergo drug and alcohol testing.

Warranties relating to ability to perform duties and past employment

A4.1
You warrant that you are not subject to any direct or indirect restrictions on your ability to fully perform the duties of your position and will not be breaching any obligation to a third party by entering into this Agreement or by performing duties under this Agreement, including without limitation, any unexpired post-termination restrictions such as non-competition or non-dealing with customer restrictions which you owe to a former employer.

A4.2	You further warrant that at all times you will:

(a)
not, during your employment with Accenture, improperly use or disclose any proprietary information or trade secrets of any former employers and that you will not bring on to the premises of Accenture any documents (regardless of the media on which those documents are contained) or any property belonging to your former employers, their clients, or their prospective clients unless consented to in writing by such employers;

(b)
immediately notify Accenture of any circumstances which a former employer, their clients, or their prospective clients could claim would breach any other post-employment restrictions (including but not limited to any confidentiality obligations) you owe to a former employer; and

(c)
immediately notify Accenture where a former employer or third party alleges that you have breached any post employment or other restriction (including but not limited to any confidentiality obligations) you owe to that party and/or where you are aware of any circumstances in which such allegation can be made.

Competency to carry out duties

A5
It is a condition of your employment that you are and continue to be competent to properly carry out the duties of your position and that any representations as to your qualifications, skills, experience, industry knowledge, business influence,

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client contacts, and employment history made by you or a person on your behalf are true and correct.

B.	Performance of duties
Location of employment

B1	Your Accenture office location is in Singapore (Location of Employment) or such other office of Accenture or any Affiliate or client as Accenture may require.
Requirement to work in other locations and for others

B2
Our business operates within an intensely competitive industry which is continuously evolving throughout the world. To be successful in this environment, it is critical that we are able to dedicate people with the right skills to the right assignments. At any time during the term of this Agreement, Accenture may at its discretion require you to travel, transfer or relocate away from your normal home location. Accenture may also require you to perform duties for Affiliates or Related Entities. It is a fundamental condition of your employment that you make yourself available to travel, transfer, relocate and perform duties for Accenture, its Affiliates or, where applicable, Related Entities, on the basis set out above. Certain costs associated with travel, transfer or relocation will be reimbursed in accordance with applicable travel and expense policies.

Assuming offices with Accenture and others

B3
Accenture may from time to time require you to assume or resign from offices, for example as a statutory director, with Accenture, its Affiliates or, where applicable, Related Entities without further remuneration.

Flexibility requirements

B4
You are expected to perform a range of duties and also assume various responsibilities from time to time at the discretion of Accenture. It is a key requirement of your role as a Global Management Committee member that you will remain flexible as to your function and duties during the course of your employment. You cannot therefore assume that you will continue to perform a particular function or role on a permanent basis. Accenture may change your function or role at any time, which may include an increase or decrease in your career level or level of responsibility under Accenture's Leadership Career Model or any other career model used by Accenture.

General responsibilities

B5	You will be a leader of Accenture’s business and, as such, your general responsibilities will include:

(a)	managing and supervising the provision of services to Accenture’s clients;

(b)	participating in the management and administration of Accenture, Accenture plc and any Affiliate to the extent required;

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(c)	participating in business development activities in your area of expertise and other areas of general importance to Accenture; and

(d)	maintaining the trust and confidence of other Accenture personnel and providing leadership to any employees of Accenture for whom you are responsible.
General duties

B6.1	Your general duties to Accenture include duties to:

(a)
comply with lawful directions of the board of Accenture (the Board), its delegates or such other person or group which Accenture, Accenture plc or an Affiliate may nominate from time to time – these directions may take a number of forms including specific directions to you or a group of managing directors, and may also include the standing directions set out in Accenture’s policies, directions, rules or regulations (as amended by Accenture from time to time), which can be found on the Accenture Policies website on the Portal including, without limitation, Accenture's Code of Business Ethics and the obligation to promote respect in the workplace, and Accenture's policies on Respect for the Individual (AP 85) Meritocracy (AP 78) and Reporting Unlawful or Unethical Activity and Prohibition against Retaliation (AP 301);

(b)	act in the best interests of Accenture, Accenture plc and its Affiliates at all times;

(c)	use your best endeavours to promote the business interests of Accenture, Accenture plc and its Affiliates at all times;

(d)
devote your full time, attention, and skill to the business and affairs of Accenture, Accenture plc and any Affiliate for which you are required to perform duties, and on an exclusive basis, provided that this does not prevent you from holding up to 5% of the securities in a company which is quoted on any recognised stock exchange;

(e)	refrain from directly or indirectly carrying on or being engaged, concerned or interested in any other business, trade or occupation without Accenture’s or Accenture plc's written consent;

(f)
fully report to Accenture all business opportunities which may advantage Accenture, Accenture plc or any Affiliate and any significant threats to the business of Accenture, Accenture plc or any Affiliate as soon as they come to your attention;

(g)	fully and truthfully answer any questions asked by Accenture relating to your employment; and

(h)	comply with any performance standards or training requirements issued by Accenture, Accenture plc or its Affiliates from time to time and participate in all performance reviews.

B6.2	You acknowledge that you will act at all times in good faith and comply with the lawful instructions, regulations and policies of Accenture and use your best

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endeavours to promote the interests of Accenture and its Affiliates and Related Entities.
Conflicts of interest

B7.1
You must not undertake any activity (including unpaid work) which may either compromise or give rise to a potential or actual conflict with either your duties or responsibilities under this Agreement or the business interests of Accenture, Accenture plc or any Affiliate. You must immediately and fully disclose in writing any potential or actual conflict of interest. You must comply with any policies relating to conflicts of interest, insider trading, external directorships, dual employment, codes of business ethics or codes of conduct published by Accenture from time to time including, without limitation, Accenture's Policy on Family and Personal Working Relationships (AP 1100) and other codes or policies published on Accenture’s policies website on the Portal, which may be amended from time to time.

B7.2
You confirm that you do not, at the time of entering into this Agreement, serve as an officer or director of any publicly traded company, or private company that engages in for-profit activities, or other company or organisation whose primary function is the lobbying of political causes or political advocacy, or any company or organisation where you are represented as a representative of such company or organisation, other than as permitted by Accenture's policy on Board Positions (AP 94). You have a continuing obligation to advise Accenture of any change to the confirmation given by way of this clause.

B7.3
You will inform Accenture immediately of any act or omission of yours which constitutes a breach of this Agreement, and any act or omission of any other employee, member of staff, client or supplier of which you become aware and which constitutes or might reasonably constitute a breach of the duties owed by that party including but not limited to breaches of Accenture's Code of Business Ethics or policies.

Requirement not to perform duties

B8
Accenture may at its discretion require you to refrain from performing some or all of your day-to-day responsibilities for any length of time on full pay if it regards it to be in its best interests to do so.

Change of title

B9	At any time during the term of this Agreement, Accenture may at its discretion change your title without affecting the other terms of this Agreement.

Reporting lines

B10	At any time during the term of this Agreement, Accenture may at its discretion change your reporting line or lines without affecting the terms of this Agreement.

C.	Conditions of employment
Hours of work

C1	The standard working week for Accenture Leadership is 40 hours per week Monday to Friday. You also agree to work additional hours, beyond the standard

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working week, which are reasonably necessary for you to properly fulfil your duties and responsibilities as a Global Management Committee member and in order to comply with Accenture’s commitment to the highest standard of professional performance. Your compensation represents payment for all those hours so worked. You agree that these hours are reasonable and that you will be available to work these hours.
Compensation and benefits

C2.1
Your compensation is set out in Annexure A (Compensation Summary). Your compensation may change from time to time at the discretion of Accenture. Accenture policies on Global Management Committee member and/or Managing Director compensation may be reviewed by Accenture at its discretion at any time to suit its business needs. You should not expect to receive the same compensation or benefits each financial year nor should you expect to receive commensurate or increased compensation or benefits. Your compensation will be subject to statutory deductions (including all applicable taxes).

C2.2
Where you contribute to the Central Provident Fund (CPF), the amounts set out in the Compensation Summary shall include your contribution to the CPF in accordance with the Central Provident Fund Act (Cap. 36) (CPF Act). The amounts set out in the Compensation Summary do not include Accenture's employer contributions to the CPF. Accenture's contributions to the CPF shall be paid for by Accenture.

C2.3
Where you have not contributed to the CPF previously but subsequently are required to contribute to the CPF as required by Singapore Government legislation (such as when an employee becomes a Permanent Resident of Singapore), clause C2.2 will apply from the time when you are legally required to make contributions to the CPF.

C2.4
Where your compensation includes any bonus element, Accenture retains a sole, absolute and unfettered discretion as to whether or not to pay a bonus amount and, if a decision to pay a bonus amount is made, as to what the amount of the bonus will be. You will not have any vested or accrued right to any bonus amount. The terms of this paragraph will not be affected by any policy, program or practice of Accenture or any Affiliate and will not be affected by any other express or implied term. In addition. All compensation, including bonus amounts, to be paid to you with respect to periods you are considered an “executive officer” of Accenture plc for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, under the United States federal securities laws, shall be awarded only with the approval of the Compensation Committee of the Board of Accenture plc or other applicable governing body (the Compensation Committee), to be granted in its sole discretion.

C2.5
You agree that Accenture has the right at any time during your employment, or in any event on termination of your employment, to make deductions from your salary or other sums due to you in respect of all monies howsoever arising which are owed by you to Accenture and/or to any of Accenture's suppliers and/or to any benefits provider, (including but not limited to overpayment of salary or over-reimbursement of expenses, holiday taken in excess of your holiday entitlement, the cost of repairing/replacing damaged or lost property of Accenture caused by you, any expenses owing by you to Accenture, and any amounts owing by you in relation to any credit or charge card provided to you through Accenture). You

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agree to enter into any further agreement required to give effect to this clause in a particular instance.

C2.6
You agree that at all times you are personally responsible for compliance with all relevant taxation laws and for payment of personal taxes in Singapore and in any other relevant jurisdiction. As a member of the Global Management Committee, Accenture will pay for tax return preparation services, up to a maximum amount as specified in relevant policy. In addition, Accenture, at its sole and absolute discretion, will pay for reasonable tax consulting expenses for the purpose of responding to any inquiries from tax authorities.

C2.7
In addition to the foregoing, Accenture shall procure housing for you in Singapore, and shall pay the cost thereof on your behalf as part of your compensation in connection with relocation to Signapore. You will be directly responsible for utility and related expenses and payment of income tax or other taxes in connection with this housing allowance.

Payment of salary

C3
Your salary for each calendar month will be paid by equal monthly instalments directly into a bank account nominated by you. Accenture may change the dates and timing of these instalments at its discretion.

Reimbursement of business expenses

C4	You will be reimbursed for business expenses properly incurred by you in the course of the performance of your duties as a Global Management Committee member, provided that:

(a)	you comply with any policy issued by Accenture relating to expense limits and expense reimbursements; and

(b)	you provide all expense statements, receipts or any other supporting documentation that Accenture may require.
Recovery of business expenses incorrectly reimbursed

C5
You agree to repay to Accenture on demand any amount incorrectly reimbursed to you and you consent to Accenture, at its election, setting-off the amount of any such reimbursement against the payment of future expenses to be reimbursed to you.

Holiday / vacation entitlement

C6
You will be entitled to vacation of 20 working days (accrued over time) during the year beginning 1 September each year (Year). Vacation accrual and treatment of unused vacation at the conclusion of the Year shall be in accordance with Accenture policies. The accrual of vacation entitlement beyond 20 days, which includes public holidays, shall cease if you are absent from work for a period which exceeds 3 months.

Payment of vacation entitlement on termination

C7
Upon cessation of your employment, you will receive payment in respect of any vacation entitlement which has accrued but which has not been taken. In the event that you have taken vacation in excess of your accrued entitlement, then

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the appropriate deduction will be made from remuneration or from other sums due to you as a result of your employment.
Public Holidays

C8
You are entitled to take the statutory public holidays of the Republic of Singapore without deduction from remuneration. You may be required to work on a statutory public holiday without additional remuneration.

Parental leave

C9	You will receive parental leave in accordance with relevant legislation and Accenture policies after the birth or adoption of a child.
Sick leave and fitness for work

C10.1	In the event that you are unable to carry out your duties by reason of illness or injury, you may take sick leave in accordance with Accenture's policies as amended from time to time.

C10.2
You agree to submit to any reasonable request of Accenture to attend a medical assessment at Accenture's cost for the purposes of determining your fitness for work from time to time, and consent to the result of such assessment being disclosed to Accenture for such purpose.

Insurances

C11
In addition to your compensation, Accenture currently provides an insurance program. Certain conditions or exclusions may apply. Accenture's insurance program, including the types of insurance and the terms on which they are provided, may change from time to time or cease to exist. You should review the terms of the relevant insurance policy and obtain legal advice before placing any reliance on coverage under any insurance policy. You agree that Accenture makes no representations or warranties, express or implied, about coverage under any insurance policy.

Equity Ownership Guidelines

C12.1	You are also required to comply with Accenture's Equity Ownership requirements for the Global Management Committee, as set out in AP 1052.

C12.2	Accenture may change any minimum holding requirements set out in AP 1052 at any time.

D.	Working at Accenture
Policies, practices and programs

D1.1
Accenture, Accenture plc and its Affiliates have various policies, practices, programs, rules, regulations and directions in place from time to time which may impact on your employment. Some of these policies, practices, programs, rules, regulations and directions are referred to in this Agreement. These policies, practices, programs, rules, regulations and directions constitute directions of Accenture and you are required to comply with them. Failure to comply with such directions may lead to disciplinary action up to termination of employment.

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The policies, practices, programs, rules, regulations and directions of Accenture, Accenture plc and its Affiliates do not bind Accenture, Accenture plc or its Affiliates unless they expressly state otherwise. They operate at the sole and absolute discretion of Accenture, Accenture plc and its Affiliates and no express or implied term operates to limit that discretion. They may be cancelled, varied, or replaced by Accenture, Accenture plc or its Affiliates at any time without notice to you.

D1.2
You are required to comply with Accenture's policies on investment and share trading, including the policy on buying and selling securities (AP 1216), restricted persons trading (AP 0590), and personal investments (AP 0076). Where applicable, you may be notified of and required to comply with any policy a client may have regarding investments. You are also required to comply with Accenture's policies on contact with public officials (AP 1221) and business intermediaries (AP 1327).

D1.3
To the extent that this Agreement refers to policies, you acknowledge that you have been or will be provided with access to such policies, and you undertake to read these policies and any updates to these policies when notified.

Standards of conduct and behaviour

D2
You are required to comply with appropriate standards of conduct and behaviour at all times and to act in a manner which will not bring Accenture, Accenture plc or any Affiliate into disrepute. For the avoidance of doubt, this includes conduct outside of work.

Use of Accenture's facilities

D3.1
Accenture may provide you with access to certain facilities, including email and internet services, computer systems, mobile and landline telephone, and facsimile machines. These facilities are provided for business use and as a necessary part of its business, Accenture uses (or engages third parties to use) various forms of surveillance technology at each of its premises, and in respect of its property, equipment and computer systems. At all times and for all purposes associated with Accenture's business, you agree that Accenture (or other persons authorised by Accenture, including internal and external auditors) may access or monitor the use of Accenture's computers, communication or network connected devices, printers, email and network services, internet connections, computer systems, computer logs and other electronic records, databases, backups, as well as any employee owned equipment used to conduct Accenture's business during the course of your employment.

These purposes include, but are not limited to the following purposes:

(a)
to prevent, investigate or detect unauthorised use of Accenture’s devices and technology including to monitor compliance with the “Acceptable Uses” described in Accenture’s Acceptable Use of Information, Devices and Technology Policy (AP 57) on Accenture’s policies website on the Portal;

(b)	to prevent or detect the commission or possible commission of a criminal offence, alleged gross misconduct, gross negligence or breach of any Accenture policy;

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(c)	to detect any instance of illegal, and /or unlicensed software installations;

(d)	to ensure that Accenture’s systems are operating effectively and to perform disaster recovery activities or otherwise locate or retrieve data;

(e)	to compile a complete inventory of devices and technology;

(f)	to comply with law or with a court order or demand from any regulatory or other competent body;

(g)	to safeguard the environment in which users carry out their responsibilities, and to protect users’ own interests and those of Accenture, any Affiliate’s, any Alliance Entities and/or their customers;

(h)	for quality control or training purposes;

(i)	to maintain business continuity in the event of an employee’s absence or termination;

(j)
to detect the risk of inadvertent loss of Accenture Personal Data or Third Party Data (as defined in clause D4.2), Accenture’s or any Affiliate’s or any Alliance Entity's or any of their client’s intellectual property or Confidential Information (as defined in clause G5.3) or other sensitive information;

(k)	in case of reasonable suspicion to investigate and address illegal or wrongful behaviour by you or any other employee of Accenture or any Affiliate or any Alliance Entity; and

(l)	to manage or terminate an employment relationship with you.
Although auditing and inspection of surveillance data may only occur on an intermittent basis, monitoring activities are continuous and ongoing.

D3.2	Any data or records collected, created or obtained by Accenture as part of any workplace, equipment and system surveillance may be:

(a)
used or disclosed by Accenture or its authorised representatives for any purpose stated above at clause D3.1 and any purpose relating to or arising out of the conduct of its business, including, without limitation, any investigation, disciplinary process, claim, defence or any other dispute or litigation process; and

(b)	provided to third parties, including any contractors of Accenture, regulatory authority, or the police where required or permitted by applicable law.

D3.3
You acknowledge that you will comply with Accenture's Acceptable Use of Information, Devices and Technology Policy (AP 57) on Accenture’s policies website on the Portal, which Accenture may change from time to time. In the event that there is any inconsistency between the terms of the policy and the terms of this Agreement, the latter will prevail. You must not use the facilities to access, download, copy, circulate, distribute, send, receive or otherwise communicate inappropriate or unlawful material, including but not limited to:

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(a)	hateful or abusive material;

(b)	defamatory material;

(c)	offensive material;

(d)	material which would offend anti-discrimination and/or harassment laws;

(e)	material, the copying or dissemination of which would amount to a breach of copyright or other intellectual property laws; or

(f)	pornography,
and you must actively discourage anyone else from sending you this type of material.
Data protection

D4.1	You must comply with Accenture's data privacy policies including AP 90 (the Policy) a copy of which is available on the Accenture policies website.

D4.2	In this clause D4:

(a)
Personal Data means any information relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity;

(b)
Personal Data includes both Accenture Personal Data (any personal data controlled by Accenture, any Affiliate or Related Entity, that is held and processed by Accenture for its own business purposes) and Third Party Data (any personal data controlled by a client, supplier or other third party that is held and processed by Accenture); and

(c)
references to information “relating to you” or “about you” include references to information about third parties such as your spouse and children (if any) which you provide to Accenture on their behalf.

D4.3
You must not access, use, disclose or retain Personal Data held in connection with any client or fellow employee except in the proper and lawful performance of your job role pursuant to the provisions of the Policy and in accordance with all legal requirements. Any infringement may result in disciplinary action.

D4.4
You acknowledge that you have read the Policy and you consent to the collection, use, disclosure and processing of Personal Data relating to you in accordance with the Policy and Accenture’s normal business practices as listed in the Policy. In particular, you consent to:

(a)	the part of the Policy which deals with the processing of sensitive information about you, to the limited extent necessary for legitimate business purposes and permitted by applicable law;

(b)	the transfer worldwide of Personal Data, including sensitive information, held about you by Accenture to other employees and offices of

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Accenture’s worldwide organisation for the purposes listed in the Policy and to third parties where disclosure to such third parties is required in the normal course of business, and for the purposes, described in the policy; and

(c)
the posting of any photographs (and ancillary information which you have provided) on any Accenture web-site or office directory for the purpose of making your personal profile accessible to Accenture’s employees and clients and other contacts, and you consent to the information and photograph being used for security identification (with a spare copy of your photograph stored in case you lose your security pass), acknowledging that this may involve the transfer of the information and photograph to any country in the world in the context of the normal course of business of Accenture.

E.	Business Protection
Confidentiality

E1.1
You must not make use of, divulge or communicate to any person, company, business entity or other organisation (except in the proper performance of your duties of employment or otherwise with proper authority) any of the trade secrets or other Confidential Information of, or relating to, the business and finance affairs of Accenture or any Affiliate or Alliance Entity or any of their clients or suppliers.

E1.2
You must also use your best endeavours to prevent the unauthorised use, copying or disclosure of Confidential Information (as that term is defined in clause G5.3 below) by third parties or other colleagues. If you suspect any misuse or loss of Confidential Information, you must immediately notify Legal and Global Asset Protection (ASOC hotline) and assist Accenture or any Affiliate or any Related Entity in any investigation and/or proceedings taken by Accenture or any Affiliate or any Related Entity for alleged loss or misuse.

E1.3
The obligation of confidentiality will continue to apply without limit of time after the termination (for whatever reason) of your employment, but does not apply to any disclosures required by law or to any information or documents which are in the public domain (other than by way of an unauthorised disclosure). From time to time during your employment, in limited circumstances, as a condition to working on a particular client engagement or business opportunity with which Accenture, an Affiliate or a Related Entity is involved, you may be required to enter into a specific non-disclosure agreement regarding Confidential Information pertaining to such engagement or opportunity.

E1.4
You agree that any breach of the clauses above may not adequately be compensated by an award of damages and any breach will entitle Accenture, in addition to any other remedies available at law or in equity, to seek an injunction to restrain you from committing any breach (or continuing to commit any breach).

E1.5	You acknowledge that you will comply with Accenture's Confidentiality Policy (AP 69) Data Privacy Policy (AP 90) and Data Management Policy (AP 1431)

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on Accenture's policies website on the Portal, and that you will comply with the obligations set out therein, which may be amended from time to time.
Ownership of intellectual property

E2.1
You acknowledge that it is the intention of both parties that all Employment IPRs, Employment Inventions and all materials embodying them will belong to Accenture. The following clauses set out the mechanism by which this will be achieved. The terms "Employment IPRs", "Employment Inventions", "Inventions" and "Intellectual Property Rights" are all defined in clause G5.3 below.

E2.2
All Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to Accenture to the fullest extent permitted by law. To the extent that they do not vest in Accenture automatically, you hold them in trust for Accenture.

E2.3
To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in Accenture by virtue of clauses E2.1 and E2.2 above, you agree that, immediately upon creation, such Employment IPRs and Employment Inventions will be assigned to Accenture by way of future assignment to the fullest extent permitted by law.

E2.4
To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in Accenture by virtue of clause E2.2 or cannot be assigned to Accenture by virtue of clause E2.3, you agree, immediately on creation of such rights and Inventions, to offer to Accenture in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of Accenture receiving the offer, the dispute shall be determined by the appointment of a single expert to be agreed between the parties. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of this clause E2 shall apply to all Employment IPRs and Employment Inventions offered to Accenture under this clause E2 until such time as Accenture has agreed in writing that you may offer them for sale to a third party.

E2.5
You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and shall have at all times while you are employed by Accenture, a special obligation to further the interests of Accenture.

E2.6	You agree:

(a)	to give to Accenture full written details of all Employment Inventions promptly on their creation;

(b)
at Accenture's request and in any event on the termination of your employment to give to Accenture all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs or Employment Inventions;

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(c)	not to attempt to register any Employment IPR or patent any Employment Invention unless requested to do so by Accenture;

(d)	not to transfer, license or assign, any Employment IPRs or Employment Inventions to any third party nor purport or attempt to do the same;

(e)
not to contest Accenture's or an Affiliate's exclusive, complete and unrestricted ownership in and to the Employment IPRs, Employment Inventions and/or any Intellectual Property Rights therein, nor claim any adverse rights therein; and

(f)	to keep confidential each Employment Invention unless Accenture has consented in writing to its disclosure by you.

E2.7
You waive all your present and future moral rights which arise under applicable laws, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

E2.8
You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in the Agreement is or may become due to you in respect of your compliance with this clause E2. This clause E2 is without prejudice to your rights under applicable laws.

E2.9
You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by Accenture as may, in the opinion of Accenture, be necessary or desirable to vest the Employment IPRs in Accenture, to register them in the name of Accenture and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at Accenture's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. Accenture agrees to reimburse your reasonable expenses of complying with this clause E2.9.

E2.10
You agree to give all necessary assistance to Accenture to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

E2.11
You hereby irrevocably appoint Accenture to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for Accenture to obtain for itself or its nominee the full benefit of this clause E2. You acknowledge that a certificate in writing, signed by any director or the secretary of Accenture, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned. You will, upon request by Accenture, execute any further document required to give a power of attorney for the purposes of any applicable law, in order to give effect to this clause E2.11.

E2.12	You warrant that you will:

(a)	not infringe any Intellectual Property Rights belonging to Accenture or any Affiliate or any Related Entity or their clients or suppliers;

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(b)
not use any Intellectual Property Rights belonging to third parties in the course of creating any work product for or on behalf of Accenture or any Affiliate (Work Product), without having first procured a licence to use such Intellectual Property Rights on terms acceptable to Accenture. To the extent that you use, or otherwise incorporate, in any Work Product, any Intellectual Property Rights owned by you, you hereby grant to Accenture a worldwide, perpetual, irrevocable, royalty-free, sub-licensable and assignable licence to use such Intellectual Property Rights; and

(c)
disclose to Accenture in writing prior to the Commencement Date, all details pertaining to any Intellectual Property Rights owned by you or Inventions created, invented, designed, developed, contributed to or improved by you prior to your employment by, or appointment to your status as a Managing Director of Accenture, that are relevant to or implicated by such employment or status (Prior Works). If this clause E2 is suspended for any period of time (“Suspended Period”), you agree that any Intellectual Property Rights or Inventions created during such Suspended Period shall be considered Prior Works for purposes of this Agreement. For the avoidance of doubt, you acknowledge that this clause E2.12(c) does not require you to disclose any proprietary information, Intellectual Property Rights, Confidential Information or trade secrets of any former employer or other third parties.

E2.13	The provisions of this clause E2 shall survive after the expiry or termination of your employment for any reason.
E2.14 Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies Accenture or any Affiliate has under any applicable law in relation to the protection of Intellectual Property Rights or Inventions.
Post-employment restrictions

E3.1	You must comply with the post-employment restrictions which are set out in Annexure B to this Agreement (Post-Employment Restrictions).

E3.2	You acknowledge that the compensation package set out in Annexure A incorporates consideration for the Post-Employment Restrictions.

E3.3	You acknowledge that, during your employment, you:

(a)	have or will become possessed of Confidential Information regarding the business of Accenture, Accenture plc, the Affiliates, the Related Entities and their clients, and customers; and/or

(b)	have developed or will develop influence over the clients, customers, employees, contractors and suppliers of Accenture, Accenture plc and its Affiliates, and where applicable Related Entities, and agree that the Post-Employment Restrictions are reasonable and necessary for the protection of the business of Accenture.

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Authority

E4.1
You are not authorised to enter into any contract or similar commitment or to sign any document in the name of or on behalf of Accenture, Accenture plc or any Affiliate and are excluded from doing so unless authorised to do so by the Board or the relevant board of directors of Accenture plc or any Affiliate or any nominee or designee of that board.

E4.2
Unless authorised in accordance with the previous clause, you agree that the designation “Global Management Committee member” or any other title approved by Accenture, Accenture plc or any Affiliate for use by you does not confer on you any authority to bind Accenture, Accenture plc or any Affiliate and you will not make any representations (express or implied) to third parties that you have such authority.

F.	Termination of Employment
Immediate termination by Accenture

F1	Accenture may immediately terminate your employment by notice to you in writing if you at any time:

(a)
commit any serious or persistent breach of this Agreement or engage in gross misconduct including, without limitation, intentional disobedience, inappropriate conduct or behaviour, dishonesty, serious or persistent breach of duty or serious or persistent neglect;

(b)	materially breach this Agreement, and, where this breach is capable of being remedied, you do not remedy the breach within five days after receiving notice from Accenture specifying the breach;

(c)	commit an act of bankruptcy, are declared bankrupt or enter into any composition or arrangement with or make any assignment of your property in favour of your creditors generally; or

(d)
commit a crime or other civil wrong, which, in the opinion of Accenture, will detrimentally affect the business or reputation of Accenture or any Affiliate or will materially undermine your ability to properly perform your duties.

Payments on immediate termination

F2	If your employment is terminated under clause F1, Accenture will not be obliged to provide to you any benefits other than the following:

(a)	any accrued salary to which you are entitled on the date of termination; and

(b)	any amount to which you are entitled under legislation in respect of leave.
Termination on notice by Accenture

F3
Subject to clause F5 below, Accenture may terminate your employment by giving you 4 months' notice. This right will not be affected or limited by any policy or practice adopted by Accenture at any time.

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Resignation

F4	You may at any time and for any reason resign by giving 4 months' written notice to Accenture.

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Payment in lieu of notice

F5	Accenture may in its discretion pay you the equivalent amount of base compensation in lieu of all or part of any notice period relating to the termination of your employment under this Agreement.
Work arrangements during notice period

F6.1	Where you are required to work out a period of notice under this clause F, Accenture may direct you during some or all of the notice period:

(a)	not to attend the offices of Accenture;

(b)	not to contact or have any Communication with the clients of Accenture, any Affiliate or Alliance Entity;

(c)
not to contact or have any Communication with any employee, contractor, consultant, or officer of Accenture, Accenture plc or any Affiliate or Alliance Entity in relation to the business of Accenture or the Affiliate or Alliance Entity;

(d)	not to perform the duties of your position or become involved in any aspect of the business of Accenture, Accenture plc or any Affiliate or Alliance Entity;

(e)	to perform the duties of your position from home;

(f)	to assist Accenture to arrange a proper handover of your duties and responsibilities (including clients and businesses) to another employee of Accenture; or

(g)	to do or not do any combination of the above.
Communication in this clause will be taken to include communication in person, by telephone, text message, email or other electronic communication, including automatically generated "updates" to contacts via social networking or social media sites.
You agree that, either at the start or during your period of notice, Accenture may terminate your access to any of Accenture's IT or other communication systems.
During any such period, you will continue to receive your full pay under this Agreement and at Accenture's discretion, any benefits provided to you.

F6.2
During your notice period all other terms of your employment will continue including, without limitation, your obligations of good faith, fidelity, confidentiality, your fiduciary duties and all of your express and implied obligations.

F6.3
You agree that any breach of the clauses above may not adequately be compensated by an award of damages and any breach will entitle Accenture, in addition to any other remedies available at law or in equity, to seek an injunction to restrain you from committing any breach (or continuing to commit any breach).

F6.4	If requested by Accenture, you must also keep Accenture informed of your whereabouts so that you can be called upon to perform any appropriate duties as required by Accenture.

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Commencing work with a third party

F7	If you give Accenture notice of termination for the purpose of commencing work with a third party, you must:

(a)
immediately upon giving notice disclose full details of this purpose so as to enable Accenture to take steps to protect its business and to arrange the proper hand over of your duties (including clients or customers and business) to another employee;

(b)	comply with any directions given by Accenture for the purpose of giving effect to (a) above; and

(c)	provide a copy of the restrictions in Annexure B to such third party at the time of giving notice to Accenture.
The obligation set out in this clause is not intended to detract from your general obligation to immediately disclose any conflict of interest to Accenture.
Resignation from offices and payment of debts

F8	On termination however arising, on the commencement of notice pursuant to clause F6.1, or at any time on request, you must:

(a)
at the request of the Board immediately resign any directorship or office you may hold by virtue of your employment and in the event of your failure to do so, Accenture is irrevocably authorised to appoint some person in your name to sign and deliver that resignation(s) to the Board; and

(b)
immediately return all Accenture credit and debit cards, repay all outstanding debts and loans due to Accenture, Accenture plc or any Affiliate and Accenture is authorised to deduct from any monies due to you, other than salary, a sum in repayment of all or any part of any such debts or loans.

Suitable alternative employment

F9.1
If, prior to or upon terminating your employment under this Agreement, Accenture or any Affiliate offers you or procures an offer for you of suitable alternative employment and you either accept this offer or reject this offer, you will not be entitled to any notice of termination or any compensation for the same (including a payment in lieu of notice) or any other termination or severance payment, except for statutory leave entitlements.

F9.2
For the avoidance of any doubt, suitable alternative employment will include (but is not limited to) employment on terms which are not less favourable in aggregate than those set out in this Agreement and the position offered may require you to be based in a location other than your home location.

Return of Accenture property, Confidential Information, etc

F10.1	On termination of your employment howsoever arising, or on the commencement of notice pursuant to clause F6.1, or at any time on request, you must immediately:

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(a)
return to Accenture, Accenture plc and its Affiliates and Alliance Entities all of their property, documents and Confidential Information in your possession or control, which include (without limitation) all correspondence, emails, documents (whether in hard copy or electronic form), computer disks, CD-Roms, computer files, mobile telephones, laptop computers, and office keys or security passes (Company Property), and you will not make any copies or extracts of these items;

(b)
permanently destroy or otherwise delete all information or data belonging to, or relating to Accenture, or an Affiliate, or a client, or a supplier, or an Alliance Entity, or any of their employees, which is recorded in any other property, medium or format in your possession, custody or control unless you have been issued with a Hold Notice (as that term is defined in clause G5.3 below), in which case, you should retain the relevant information and inform Accenture promptly of such Hold Notice in accordance with (c) below;

(c)	inform Accenture if you have been asked to preserve any documentation or information pursuant to a Hold Notice.
Within 7 days of the date of termination of your employment or a request by Accenture, you shall certify in writing to Accenture (in such format and manner as Accenture may require) that you have fully complied with your obligations in clauses F10.1(a) to (c) above.
A failure to return Company Property will entitle Accenture to withhold the whole or any part of any salary or other sums due to you up to the replacement value of the property not returned. You also agree that any breach of the clauses F10.1(a) to (c) may not adequately be compensated by an award of damages and any breach will entitle Accenture, in addition to any other remedies available at law or in equity, to seek an injunction to restrain you from committing any breach (or continuing to commit any breach).

F10.2	On termination of your employment, or on the commencement of notice pursuant to clause F6.1 above, or at any time at Accenture's request, you must:

1.
hand over any information, files or deliverables containing Accenture Personal Data and Third Party Data (as those terms are defined in clause D4.2 above) or, at Accenture's direction, upload those documents to a sharepoint;

2.
remove any personal data or any private communications or information relating to you and your spouse/partner and dependents from the items to be returned (i.e. Accenture mobiles, laptops, data sticks etc.) and to the extent that you do not remove such information, you agree that Accenture or any Affiliate or any Related Entity may use such information for its legitimate business purposes (including without limitation for investigations, litigation and business continuity) and in accordance with applicable data privacy laws; and

3.	not retain or copy any Accenture Personal Data or Third Party Data.

F10.3	After your employment, you must:

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(a)	not represent yourself as having any on-going relationship with Accenture or any Affiliate or Related Entity;

(b)
subject to clause F6.1(b) above, update your social media profiles (for example, Linkedin) and any other online presence to show cessation of employment and affiliation with Accenture, and remove any links to external Accenture sites or commentary;

(c)
not make or cause to be made (whether directly or indirectly) any derogatory comments or statements about Accenture or any Affiliate or Related Entity or its or their respective officers or employees, and

(d)
not make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning your employment with Accenture, or its termination, or your resignation from any directorships or other offices with Accenture or any Affiliate or Related Entity without Accenture's prior written consent.

G.	General Provisions
Entire agreement

G1.1
This Agreement constitutes the entire agreement relating to your employment and supersedes all prior agreements, offers and representations whether oral or in writing, in relation to your employment. You acknowledge that by entering into this Agreement you have not relied on any representations or warranties (express or implied) about its subject matter, except as provided in this Agreement.

G1.2
This Agreement must be read together with any applicable laws in your Location of Employment. Applicable laws will prevail to the extent of any inconsistency, and you must comply with any relevant and applicable laws as in force and as amended from time to time. However, nothing in this Agreement incorporates such laws.

Enforcement

G2
You agree that any breach of this Agreement may not adequately be compensated by an award of damages and any breach will entitle Accenture, in addition to any other remedies available at law or in equity, to seek an injunction to restrain you from committing any breach (or continuing to commit any breach).

Invalid or unenforceable provisions
G3    If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.
Governing law

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G4	This Agreement is governed by and shall be construed in accordance with the laws of the Republic of Singapore and the parties submit to the non-exclusive jurisdiction of the Singapore courts.

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Interpretation

G5.1	References to Accenture in this Agreement include reference to its successors and assigns.

G5.2
References to laws, policies, rules, regulations or guidelines in this Agreement shall be taken to include references to any subsequent changes to the same, or further or replacement laws, policies, rules, regulations or guidelines relating to the same subject matter.

G5.3	Terms are defined in the body of this Agreement, or as otherwise set out below, unless the context requires otherwise:

(a)
Accenture Competitor means any business which provides products, services or advice which are or is similar to the products, services or advice provided by Accenture or any Affiliate, including, but not limited to, the entities identified in clause 10 of Annexure B or in any other document (whether published on the Accenture Leadership Matters Data Base or otherwise) which is notified by Accenture or any Affiliate to you as replacing such list from time to time.

(b)	Affiliate means any entity, whether incorporated or not, that is Controlled by or under common Control with Accenture plc, a company incorporated in Ireland (or any successor thereto).

(c)	Agreement means this agreement and its annexures and schedules.

(d)
Alliance Entity means any Legal Entity (including a Related Body Corporate of such Legal Entity), with whom Accenture and/or any Affiliate has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling interest; provided always that the term "Alliance Entity" shall not include: (i) any Accenture Competitor, (ii) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (iii) any sales, buying and/or marketing agent of Accenture and/or any Affiliate.

(e)	Confidential Information includes (but is not limited to) the following in relation to Accenture, any Affiliate, Related Entity or Alliance Entity or otherwise as the context requires:

(i)	lists and databases of clients, including names of such clients;

(ii)	lists and databases of prospective clients whom Accenture or any Affiliate has taken material steps to win business from, including names of such prospective clients;

(iii)	confidential details of Accenture's and Affiliates' or any of their clients' or suppliers' products and services;

(iv)	commercial or technical information or any other Knowledge Capital;

(v)	financial information and plans;

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(vi)	prices / pricing structures / hourly rates, including any discounts, terms of credit and preferential terms;

(vii)	lists and databases of suppliers;

(viii)	any Personal Data (as defined in clause D4.2) belonging to Accenture or any Affiliate or any client or business associate, affiliate or employee or contractor of Accenture or its Affiliates;

(ix)	terms of business with clients, suppliers and Alliance Entities;

(x)	lists and databases of employees, officers and contractors;

(xi)	details of employees, officers and contractors, including but not limited to their remuneration packages and terms of employment / engagement;

(xii)	object or source codes and computer software;

(xiii)	any proposals relating to the acquisition or disposal of a company or business or any part thereof;

(xiv)	details of responses by Accenture or any Affiliate to any request for proposal or tender for work (whether competitive or not), and of any contract negotiations;

(xv)	Intellectual Property Rights or Inventions owned or developed by or licensed to Accenture or its Affiliates or any of their clients or suppliers;

(xvi)
any document marked as "confidential" (or with a similar expression), or any information or document which you have been told is confidential or which you might reasonably expect Accenture or an Affiliate or client or supplier or the relevant discloser would regard as confidential;

(xvii)	any information which has been given to Accenture or any Affiliate in confidence by clients, suppliers or other third parties;

(xviii)	any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any Legal Entity that Accenture or any Affiliate intends to make an Alliance Entity;

(ixx)	any business or strategic plans of Accenture or its Affiliates or any of their clients or suppliers; and

(xx)	details of any agreement, arrangement or otherwise (whether formal or informal) that Accenture, or any Affiliate, has entered into with any Alliance Entity.

(f)	Control (or variants of it) means the ability whether directly or indirectly to direct the affairs of another by means of ownership, contract or otherwise.

(g)	Employment IPRs means Intellectual Property Rights created by you in the course of your employment with Accenture (whether or not during working hours or using Accenture premises or resources).

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(h)
Employment Inventions means any Invention which is made wholly or partially by you at any time during the course of your employment with Accenture (whether or not during working hours or using Accenture premises or resources, and whether or not recorded in material form).

(i)	Group means Accenture, Accenture plc and the Affiliates.

(j)
Hold Notice means a directive issued by Accenture's internal or legal advisors to certain employees to preserve special categories of documents and other information in connection with reasonably anticipated or actual litigation, or for other legal and/or regulatory reasons.

(k)
Intellectual Property Rights means patents, rights to Employment Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, and shall include all right, title, and interest in any of the foregoing rights including all materials contained therein or prepared therefrom.

(l)	Invention means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

(m)
Knowledge Capital means any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools, methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to Accenture and/or any Affiliate which is used, by Accenture and/or Affiliate, to perform services for its or their clients.

(n)	Legal Entity means any body corporate, branch partnership, joint venture or unincorporated association or other organisation carrying on a trade or other activity with or without a view to profit.

(o)	Portal means the Accenture policies website.

(p)	Related Body Corporate means a company which is a:

(i)	holding company of another body corporate; or

(ii)	subsidiary of another body corporate; or

(iii)	subsidiary of a holding company of another body corporate.

(q)
Related Entity means any Legal Entity with whom Accenture and/or any Affiliate has entered into a joint venture agreement or any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling interest; provided always that the term "Related Entity" shall

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not include: (i) any Accenture Competitor, (ii) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (iii) any sales, buying and/or marketing agent of Accenture and/or any Affiliate.
Exercise of discretion

G6
Where Accenture is given a discretion with respect to your employment (whether pursuant to the terms of this Agreement or otherwise), that discretion will at all times be a sole absolute and unfettered discretion and will not be affected in any way by any express or implied term.

Variation of this Agreement

G7	This Agreement may not be varied unless agreed expressly in writing by the parties.
Understanding of Agreement

G8	You acknowledge that you have had sufficient time to review the contents of this Agreement and receive legal advice, and that you fully understand the contents of this Agreement.

Executed as an Agreement

Signed on behalf of Accenture by:

_____________________________________________________
TEO LAY LIM
Country Managing Director

Signed by employee:

____________________________________________________
Print name:

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Date Signed:_________________________________________

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Annexure A
Compensation Summary

Compensation Summary for [_____Name_____]
Please note that, in accordance with the terms of this Agreement, this compensation may change from time to time at the sole, absolute and unfettered discretion of Accenture.
Where this compensation summary refers to any bonus, Accenture retains a sole, absolute and unfettered discretion as to whether or not to pay that bonus and, if a decision to pay a bonus is made, as to what the amount of the bonus will be. You will not have any vested or accrued right to any bonus amount. This will not be affected by any policy, program or practice of Accenture or any Affiliate and will not be affected by any express or implied term.
The compensation set out in this compensation summary is subject to all taxes arising out of relevant taxation laws.

1.	Career Level
Your Career Level upon appointment is Member of the Global Management Committee.

2.	Cash Compensation

2.1.	Annual Base Compensation
Your Annual Base Compensation will be [________________] less relevant statutory deductions.

2.2	Variable Pay
You will be eligible to participate in Accenture's Global Annual Bonus Program as in place and as amended from time to time. Subject always to the rules of the Program, Accenture determines payouts based on individual performance as well as overall company performance, and the Compensation Committee has the authority to approve all payments under this program to members of the Global Management Committee.
As a guide (and where the relevant Program terms and conditions will always prevail), to be eligible for Global Annual Bonus, you must be employed on August 31 (the last day of the fiscal year for which the bonus is declared).
Any Global Annual Bonus will be paid out at the end of the calendar year (i.e. after December 1, in any given year) once your performance rating and company performance for the fiscal year are known. The Compensation Committee has the authority to establish final payout amounts after evaluating the achievement of the earnings objectives and factors contributing to their achievement, as well as individual performance.

3.	Global Management Committee Equity Programs
Equity compensation is an important part of Global Management Committee member total rewards. All equity programs are subject to the terms and conditions of Accenture' plcs policies, plans and programs, as amended from time to time. Accenture plc retains a sole, absolute and unfettered discretion to vary these plans, programs and policies at any time. All equity awards made to

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members of the Global Management Committee are subject to the review and approval of the Compensation Committee.

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Annexure B
Post-Employment Restrictions

Definitions

1.	In addition to the definitions already used in this Agreement, the following definitions apply to this Annexure unless the context requires otherwise:
Associated Person means any representative, joint venture partner, or Related Body Corporate of a Competitive Enterprise, Client or Prospective Client.
Client means any Person for or to whom:

(a)	any Group Member provides services or advice;

(b)	any Group Member or its predecessor has provided services or advice at any time within the 12 month period prior to the Termination Date, provided that a Person will not constitute a Client unless:

(i)	you have had material contact or dealings with that Person at any time during the 12 months prior to the Termination Date;

(ii)	you have developed a direct or indirect influence over that Person as a result of your employment or your association with any Group Member; or

(iii)	you have gained access to Confidential Information or sensitive business information during the course of your employment which may assist you in obtaining orders, custom or business from that Person.
Competitive Enterprise means a Person (including yourself) that engages in, or owns or controls a significant interest in any entity that engages in, the practice of supplying any products or services of the type:

(a)	which a Group Member was supplying, marketing or developing at or in the 12 months prior to the Termination Date; and

(b)	which you performed or had any material involvement in during the period of 12 months prior to the Termination Date, and includes the entities referred to in clause 10 together with such other entities as Accenture may on reasonable grounds and from time to time identify as a Competitive Enterprise provided that and not before you are notified that Accenture regards each other entity as a Competitive Enterprise. However, the definition of Competitive Enterprise will not include a Person who does not compete with, and will not in the foreseeable future compete with, any Group Member.
Consulting Services means the practice or supply of any services of the type provided, marketed, developed or being developed by Accenture and any other

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Group Member during the 12 months prior to, at, or after the Termination Date which:

(a)	you performed or had any material involvement in during the 12 months prior to the Termination Date; or

(b)	you gained access to Confidential Information or sensitive business information about during the course of your employment.
Contractor means any contractor of any Group Member as at the Termination Date or who was a contractor of any Group Member within the period of 12 months before the Termination Date and with whom you had any material contact or dealings during the Term.
Employee means:

(a)	any employee, officer or agent of any Group Member as at the Termination Date or who was an employee, officer or agent of any Group Member within the period of 12 months before the Termination Date;

(b)	with whom you had any material contact or dealings during the 12 months before the Termination Date; and

(c)	who satisfies any one of the following conditions:

(i)	the person has had material contact or dealings with or has a direct or indirect influence over clients, customers, contractors or suppliers of any Group Member;

(ii)	the person was or is a member of the management team of any Group Member;

(iii)
the person was or is a senior member of the workforce of any Group Member, responsible for finance, sales, marketing, research and development, information technology, human resources, training or any other key area of the business of any Group Member; or

(iv)	the person was or is a member of a team providing services to clients or customers.
Employment Restraint Period means:

(a)
a period of 12 months from the Termination Date, but if that period causes a restriction in clause 3 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

(b)
a period of 6 months from the Termination Date, but if that period causes a restriction in clause 3 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

(c)
a period of 3 months from the Termination Date, but if that period causes a restriction in clause 3 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

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(d)	a period of 1 month from the Termination Date.
Group means Accenture, Accenture plc, the Affiliates and Related Entities.
Group Member means a member of the Group.
Person means any natural or legal person, firm, corporation, trust, partnership, entity, business, enterprise or other organisation.
Prospective Client means any Person with whom any Group Member or its predecessor has had any negotiations, or to whom any Group Member tendered for the possible supply of Consulting Services or other services or advice within the 12 months preceding the Termination Date provided that:

(a)	you have had material contact or dealings with that Person during the 12 months preceding the Termination Date for or on behalf of a Group Member; or

(b)	you are aware of Confidential Information relating to the negotiations or tender.
Relevant Territory means Singapore and the territory or territories within which you actually worked, or in respect of which you were involved in providing services to, during the 12 month period prior to the Termination Date. For the avoidance of doubt, you hereby acknowledge the global nature of your appointment with Accenture and that the scope of your work in the course of your employment with Accenture may involve you working or providing services or being involved in the provision of services in other territories outside of Singapore, whether for the benefit of Accenture or any Group Member, or in the course of the discharge of duties to a Client. Accordingly, Relevant Territory as defined will include such other territory or territories outside of Singapore, provided that you worked in or provided services in or were involved in the provision of services in for the benefit of such territory or territories during the 12 month period prior to the Termination Date. You further acknowledge that you could be regarded as being involved in the provision of services in a Relevant Territory even if you did not physically work in such Relevant Territory, as long as your work efforts were directed towards or for the benefit of Accenture or any Group Member, or in the course of the discharge of duties to a Client in such Relevant Territory.
Restraint Period means:

(a)
a period of 12 months from the Termination Date, but if that period causes a restriction in clause 2 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

(b)
a period of 6 months from the Termination Date, but if that period causes a restriction in clause 2 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

(c)
a period of 3 months from the Termination Date, but if that period causes a restriction in clause 2 to be held to be unenforceable by a court of competent jurisdiction, then in respect of that restriction only:

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(d)	a period of 1 month from the Termination Date.
Solicit means to have any direct or indirect communication of any kind the purpose or effect of which is to invite, advise, encourage or request any Person, in any manner, to take or refrain from taking any action and regardless of by whom it was initiated.
Supplier means any Person who:

(a)	supplied any Group Member with goods and/or services; or

(b)	was having discussions with any Group Member regarding becoming a supplier of goods or services, within the 12 month period prior to the Termination Date, provided that:

(i)	you have had material contact or dealings with that Person during the 12 months preceding the Termination Date; or

(ii)	you are aware of Confidential Information regarding the Person.
Term means the period during which you have been employed or otherwise have performed services for Accenture, any other Group Member and any of its or their predecessors and/or any other entity associated with any of them.
Termination Date means the date on which your employment terminates for any reason.
Restrained Activities

2.
You will not, without the written consent of Accenture, during the Term and during the Restraint Period directly or indirectly, or through interposed entities, or as sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, employee, member, consultant, independent contractor or otherwise:

(a)	perform or provide in the Relevant Territory Consulting Services for or on behalf of any:
(i)    Competitive Enterprise;
(ii)    Client;
(iii)    Prospective Client; or
(iv)    Associated Person;

(b)	Solicit, or assist any other Person, to Solicit, any Client or Prospective Client for the purpose of performing or providing any Consulting Services;

(c)	accept a request from a Client or Prospective Client to provide any Consulting Services;

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(d)
endeavour to entice a Client, Prospective Client, Alliance Entity or Supplier away from any Group Member or interfere with or damage (or attempt to interfere with or damage) any relationship between any Group Member and a Client, Prospective Client, Alliance Entity or Supplier;

(e)	counsel, procure or otherwise assist any Person to do any of the acts referred to in any of sub-clauses (a) to (d) above; or

(f)	at any time after the Termination Date represent yourself as being in any way connected with or interested in the business of a Group Member.

3.
You will not, without the written consent of Accenture, during the Term and during the Employment Restraint Period directly or indirectly, or through interposed entities, or as sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, employee, member, consultant, independent contractor or otherwise Solicit, employ or otherwise engage, or assist any other Person, to Solicit, employ, or otherwise engage in any capacity any Employee or Contractor for the purpose of performing or providing Consulting Services, or otherwise interfere with the relationship between a Group Member and an Employee or Contractor.

Nothing in clauses 2 or 3 will limit the performance of Consulting Services by you for or on behalf of any Group Member or any Person nominated by a Group Member.

4.
As a payment for the restrictions set out in clauses 2 and 3, you will be paid a gross amount, upon termination of the employment relationship, equal to 100% of the Annual Base Compensation (as may be amended from time to time) as established in Annexure A above (“Sum”). The Sum will be paid in two instalments: the first one will be paid within 30 days from the Termination Date and the second one will be paid within 30 days from the end of a period of 12 months from the Termination Date. You acknowledge that nothing in this clause 4 is a condition to your compliance with the restrictions set out in clauses 2 and 3 and that it shall not be a defence for your breach of clauses 2 or 3 that you are willing to forgo payment of the Sum or any part thereof.

5.
As an essential part of this Agreement, in order to allow your fulfilment of the post-employment restrictions set out in this Annexure B, you shall give prior written notice to the Company, by way of a letter sent by recorded delivery, concerning the activity that you will carry out during the period this Annexure B is in force and every intended change or modification of it with the indication of the place where the activity will be carried out and the name (which includes your own) of the firm to the advantage of which the services are rendered. This notice must reach the Company no later than the beginning of the activity or its changing or modification.

6.
Without prejudice to the generality of clause 5, you further agree to communicate, at the Company's request, the activity you will provide during the period this Annexure B is in force within 6 working days from the receipt of the request.

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Exceptions

7.
Nothing in clause 2 will preclude you from holding shares up to a maximum of 5% in the outstanding publicly traded stock of a Competitive Enterprise or from reasonable involvement in any professional or educational activity or body.

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Injunctive relief and other remedies

8.
You agree that any breach of clauses 2 or 3 may not adequately be compensated by an award of damages and any breach will entitle Accenture, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the committing of any breach (or continuing to commit any breach).

9.
You acknowledge and agree that Accenture’s remedy at law for any breach of the covenants contained in this Agreement would be inadequate and that for any breach of such covenants, Accenture shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any breach of the covenants. You agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

Severance

10.
Each restraint imposed by clauses 2 and 3 will be a separate, severable and independent restraint with the intent by such stipulation that clauses 2 and 3 will in each relevant jurisdiction be as operative as the law permits in all its various stated respects notwithstanding the fact that some word or words therein contained may in one or more of those jurisdictions be determined to be void as imposing an unreasonable restraint of trade (the fact of which does not affect the validity or enforceability of the relevant provision in the remaining provisions).

Waiver of Restrictions

11.	Accenture shall be entitled at its absolute discretion to waive compliance with the restrictions set out in clauses 2 and 3 in writing at any time before or on termination of employment.
Competitive Enterprises
12.     The following are Competitive Enterprises* as defined in clause 1:
[List of Competitors]

Extension of scope of protection to Affiliates and Related Entities

13.
In relation to each Affiliate and Related Entity, Accenture contracts as trustee and agent for the benefit of each such Affiliate or Related Entity. You agree that, if required to do so by Accenture, you will enter into covenants in the same terms as those set out in this Annexure directly with all or any of such Affiliates and Related Entities. If you fail within 7 days of receiving such a request from Accenture to sign the necessary documents to give effect to this clause, Accenture shall be entitled, and is hereby irrevocably and unconditionally authorised by you, to execute all such documents as are required to give effect to this clause on your behalf.

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